UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No._)

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[   ]     Preliminary Proxy Statement
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[X]     Definitive Proxy Statement
[   ]     Definitive Additional Materials
[   ]     Soliciting Material Pursuant to §240.14a-12

CAPITOL FEDERAL FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 December 20, 2013

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of Capitol Federal Financial, Inc. we cordially invite you to attend our annual meeting of stockholders.  The meeting will be held at 10:00 a.m. local time on Tuesday, January 21, 2014, at the Bradbury Thompson Center, 1700 S.W. Jewell, located on the Washburn University Campus, in Topeka, Kansas.

We encourage you to attend the meeting in person.  Whether or not you plan to attend, however, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope as promptly as possible.  Alternatively, you may vote over the Internet or by telephone by following the instructions on the enclosed proxy card.  Your prompt response will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

Your Board of Directors and management are committed to the success of Capitol Federal Financial, Inc. and the enhancement of your investment.  As Chairman of the Board, I want to express my appreciation for your confidence and support.

Very truly yours, /s/ John B. Dicus JOHN B. DICUS Chairman of the Board, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JANUARY 21, 2014

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Capitol Federal Financial, Inc. will be held as follows:

TIME	10:00 a.m. local time Tuesday, January 21, 2014
PLACE	Bradbury Thompson Center Washburn University Campus 1700 S.W. Jewell Topeka, Kansas
ITEMS OF BUSINESS	(1)	The election of three directors.
	(2)	An advisory (non-binding) vote on executive compensation as disclosed in the accompanying proxy statement.
	(3)	The ratification of the appointment of Deloitte & Touche LLP as Capitol Federal Financial, Inc.’s independent auditors for the fiscal year ending September 30, 2014.
RECORD DATE	Holders of record of Capitol Federal Financial, Inc. common stock at the close of business on December 6, 2013 are entitled to vote at the annual meeting or any adjournment or postponement thereof.
PROXY VOTING

It is important that your shares be represented and voted at the annual meeting.  You can vote your shares by completing and returning the enclosed proxy card.  You can also vote your shares over the Internet or by telephone by following the instructions on the enclosed proxy card.  If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. Regardless of the number of shares you own, your vote is very important.  Please act today.

BY ORDER OF THE BOARD OF DIRECTORS /s/ John B. Dicus JOHN B. DICUS Chairman of the Board, President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be held on January 21, 2014:

The proxy statement and annual report to stockholders are available at
http://ir.capfed.com/docs.aspx?iid=4044379

Topeka, Kansas
December 20, 2013

CAPITOL FEDERAL FINANCIAL, INC.
700 S. Kansas Avenue
Topeka, Kansas 66603
(785) 235-1341
_______________________________

PROXY STATEMENT
_______________________________

INTRODUCTION

The Capitol Federal Financial, Inc. Board of Directors is using this proxy statement to solicit proxies from the holders of the Company’s common stock for use at the Company’s upcoming annual meeting of stockholders.  The annual meeting of stockholders will be held at 10:00 a.m. local time on Tuesday, January 21, 2014 at the Bradbury Thompson Center, 1700 S.W. Jewell, located on the Washburn University Campus, in Topeka, Kansas.  At the meeting, stockholders will be asked to vote on three proposals.  The proposals are set forth in the accompanying Notice of Annual Meeting of Stockholders and are described in more detail below.  Stockholders also will consider any other matters that may properly come before the meeting, although the Board of Directors knows of no other business to be presented.  Capitol Federal Financial, Inc. is referred to in this proxy statement from time to time as the “Company,” “we,” “us” or “our.”  Certain of the information in this proxy statement relates to Capitol Federal Savings Bank (“Capitol Federal Savings” or the “Bank”), a wholly owned subsidiary of the Company.

On December 21, 2010, the Company completed its conversion (the “Conversion”) from the mutual holding company structure and related public stock offering and became a stock form holding company that is 100% owned by public stockholders.  As a result of the Conversion, the Company, a newly formed Maryland corporation, became the holding company for Capitol Federal Savings, and Capitol Federal Financial (formerly the mid-tier holding company of Capitol Federal Savings) and Capitol Federal Savings Bank MHC (a mutual holding company that owned a majority of the stock of Capitol Federal Financial) have ceased to exist. All outstanding shares of Capitol Federal Financial common stock (other than those owned by Capitol Federal Savings Bank MHC, which have been cancelled) were converted into the right to receive 2.2637 shares of Company common stock (the “Conversion Exchange Ratio”).  References in this proxy statement to the Company prior to the date of the Conversion refer to Capitol Federal Financial.

By submitting your proxy, either by executing and returning the enclosed proxy card or by voting electronically via the Internet or by telephone, you authorize the Company’s Board of Directors to represent you and vote your shares at the meeting in accordance with your instructions.  The Board of Directors also may vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting.

This proxy statement and the accompanying materials are first being sent to stockholders on or about December 20, 2013.

Your proxy vote is important.  Whether or not you plan to attend the meeting, please submit your proxy promptly in the enclosed envelope, via the Internet or by telephone.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked to vote on the following proposals:

Proposal 1.	The election of three directors of the Company.
Proposal 2.	An advisory (non-binding) vote on executive compensation as disclosed in this proxy statement.

Proposal 3.	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending September 30, 2014.

Stockholders also will transact any other business that may properly come before the meeting.  Members of our management team will be present at the meeting to respond to appropriate questions from stockholders.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote “FOR” the election of the director nominees named in this proxy statement, “FOR” the advisory vote on executive compensation and “FOR” the ratification of the appointment of Deloitte & Touche LLP.

Who is entitled to vote?

The record date for the meeting is December 6, 2013.  Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting.  The only class of stock entitled to be voted at the meeting is the Company’s common stock.  Each outstanding share of common stock is entitled to one vote for all matters before the meeting; provided, however, that pursuant to Section D of Article 5 of the Company’s charter, no person who beneficially owns more than 10% of the shares of the Company’s common stock outstanding as of that date may vote shares in excess of this amount.  At the close of business on the record date there were 147,892,068 shares of common stock outstanding.

What if my shares are held in “street name” by a broker?

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions.  If you do not give instructions to your broker, your broker nevertheless will be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote your shares with respect to any “non-discretionary” items.  In the case of non-discretionary items, the shares will be treated as “broker non-votes.”  Whether an item is discretionary is determined by the exchange rules governing your broker.  It is expected that the ratification of the appointment of Deloitte & Touche LLP will be considered a discretionary item and that all other matters being voted upon will be considered non-discretionary items.

What if my shares are held in the Company’s employee stock ownership plan?

We maintain an employee stock ownership plan, which beneficially owned approximately 6.4% of the outstanding shares of the Company’s common stock as of the record date.  Employees of the Company and Capitol Federal Savings participate in the employee stock ownership plan.  Each participant may instruct the trustee of the plan how to vote the shares of common stock allocated to his or her account under the employee stock ownership plan.  If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote the participant’s shares in accordance with the instructions.  Where properly executed voting instruction cards are returned to the trustee with no specific instruction as to how to vote at the annual meeting, the trustee will vote the shares “FOR” the election of the director nominees named in this proxy statement, “FOR” the advisory vote on executive compensation and “FOR” the ratification of the appointment of Deloitte & Touche LLP.  In the event the participant fails to give timely voting instructions to the trustee with respect to the voting of the common stock that is allocated to his or her employee stock ownership plan account, and in the case of shares held in the employee stock ownership plan but not allocated to any participant’s account, the trustee will vote such shares in the same proportion as directed by the participants who directed the trustee as to the manner of voting their allocated shares in the employee stock ownership plan with respect to each proposal.

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of the holders of at least one-third of the shares of the Company’s common stock outstanding on the record date will constitute a quorum.  Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.  An adjournment will have no effect on the business that may be conducted at the meeting.

How do I vote?

1.  You may vote by mail.  If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions.

2.  You may vote by telephone. If you are a registered stockholder, that is, if you hold your stock in your own name, you may vote by telephone by following the instructions included on the proxy card.  If you vote by telephone, you do not have to mail in your proxy card.

3.  You may vote on the internet.  If you are a registered stockholder, that is, if you hold your stock in your own name, you may vote on the Internet by following the instructions included on the proxy card.  If you vote on the Internet, you do not have to mail in your proxy card.

4.  You may vote in person at the meeting.  If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting.  However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of the Company’s common stock on December 6, 2013, the record date for voting at the annual meeting.

Can I vote by telephone or on the Internet if I am not a registered stockholder?

If your shares are held in “street name” by a broker or other nominee, you should check the voting form used by that firm to determine whether you will be able to vote by telephone or on the Internet.

Can I change my vote after I submit my proxy?

If you are a registered stockholder, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

•	signing another proxy with a later date;
•	voting by telephone or on the Internet -- your latest telephone or Internet vote will be counted;
•	giving written notice of the revocation of your proxy to the Secretary of the Company prior to the annual meeting; or
•	voting in person at the annual meeting.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your nominee to change those instructions.

What if I do not specify how my shares are to be voted?

If you are a registered stockholder and you submit an executed proxy but do not indicate any voting instructions, your shares will be voted:

•	FOR the election of the three director nominees named in this proxy statement;
•	FOR the advisory vote on executive compensation; and
•	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending September 30, 2014.

Will any other business be conducted at the annual meeting?

The Board of Directors knows of no other business that will be conducted at the meeting.  If any other proposal properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to approve the proposals?

Directors are elected by a plurality of the votes cast, which means that the director nominees who receive the highest number of votes for the positions to be filled will be elected.  The advisory vote on executive compensation and the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors each requires the affirmative vote of the majority of votes cast on the matter.

How will withheld votes and abstentions be treated?

If you withhold authority to vote for one or more director nominees or if you abstain from voting on either of the other proposals, your shares will still be included for purposes of determining whether a quorum is present.  If you abstain from voting on the advisory vote on executive compensation or the ratification of the appointment of the independent auditors, your shares will be included in the number of shares voting on that proposal and, consequently, your abstention will have the same practical effect as a vote against that proposal.

How will broker non-votes be treated?

Shares treated as broker non-votes on one or more proposals will be included for purposes of calculating the presence of a quorum.  Otherwise, shares represented by broker non-votes will be treated as shares not entitled to vote on a proposal.  Consequently, any broker non-votes will have the following effects:

Proposal 1.	Broker non-votes will have no effect on the election of directors.
Proposals 2 and 3.
Broker non-votes will not be counted in determining the number of shares necessary for approval of the advisory vote on executive compensation or for the ratification of the appointment of the Company’s independent auditors and will, therefore, reduce the absolute number, but not the percentage, of the affirmative votes required for the approval of each of these proposals.

STOCK OWNERSHIP

The following table presents information regarding the beneficial ownership of the Company’s common stock, as of December 6, 2013, by:

•	each beneficial owner of more than 5% of the outstanding shares of the Company’s common stock known to the Company;

•	each director of the Company and nominee for election;

•	each executive officer of the Company named in the “Summary Compensation Table” appearing below; and

•	all of the executive officers, directors and director nominees as a group.

Except as indicated below, the address of each of the beneficial owners is the same address as that of the Company.  An asterisk (*) in the table indicates that the individual beneficially owns less than one percent of the outstanding common stock of the Company.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”).  As of December 6, 2013, there were 147,892,068 shares of the Company’s common stock outstanding.

Name of Beneficial Owner	Beneficial Ownership(1) (10)		Percent of Common Stock Outstanding
Greater than Five Percent Beneficial Owners
American Century Companies, Inc. et al. 4500 Main Street, 9th Floor Kansas City, Missouri 64111	15,185,462	(2)	10.3%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	11,437,128	(3)	7.7%
Capitol Federal Financial, Inc. Employee Stock Ownership Plan	9,431,637	(4)	6.4%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	8,157,371	(5)	5.5%
Directors, Director Nominees and Executive Officers
John B. Dicus, Chairman, President, Chief Executive Officer and Director	1,454,989	(6)	*
Morris J. Huey, II, Director	258,158		*
Jeffrey M. Johnson, Director	170,585	(7)	*
James G. Morris, Director	12,540		*
Michael T. McCoy, M.D., Director	149,794		*
Reginald L. Robinson, Director	12,500		*
Jeffrey R. Thompson, Director	166,038		*
Marilyn S. Ward, Director	184,838		*
R. Joe Aleshire, Former Executive Vice President for Retail Operations	161,336		*
Rick C. Jackson, Executive Vice President and Chief Lending Officer	237,887	(8)	*
Carlton A. Ricketts, Executive Vice President for Corporate Services	127,179		*
Kent G. Townsend, Executive Vice President, Chief Financial Officer and Treasurer	271,337	(9)	*
Directors, director nominees and executive officers of the Company as a group (15 persons)	3,420,612		2.3%
___________________
(1)
Included in the shares beneficially owned by the directors, director nominees and executive officers named in the table are options to purchase shares of the Company’s common stock which are currently exercisable or which will become exercisable within 60 days after December 6, 2013, as follows: Mr. Dicus – 66,850 shares; Mr. Huey – 7,500 shares; Mr. Johnson – 120,685 shares; Mr. Morris – 3,750 shares; Dr. McCoy – 120,685 shares; Mr. Robinson – 7,500 shares; Mr. Thompson – 120,685 shares; Ms. Ward – 7,500 shares; Mr. Aleshire – 30,000 shares; Mr. Jackson – 116,040 shares; Mr. Ricketts – 53,795 shares; and Mr. Townsend – 72,164 shares.

(2)
As reported in a Schedule 13G amendment filed with the SEC on February 11, 2013 by American Century Companies, Inc., American Century Investment Management, Inc., American Century Capital Portfolios, Inc. and Stowers Institute for Medical Research.  With respect to the shares listed in the table, American Century Companies, Inc., American Century Investment Management, Inc. and Stowers Institute for Medical Research each reported having sole voting power as to 14,823,886 shares and sole dispositive power as to 15,185,462 shares and American Century Capital Portfolios, Inc. reported having sole voting power and sole dispositive power as to 12,587,553 shares.

(3)
As reported in a Schedule 13G amendment filed with the SEC on February 7, 2013 by T. Rowe Price Associates, Inc. (“Price Associates”).  With respect to the shares listed in the table, Price Associates reported having sole voting power as to 1,624,030 shares and sole dispositive power as to 11,437,128 shares.  According to Price Associates, these securities are owned by various individual and institutional investors for which Price Associates serves as an investment advisor with the power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims beneficial ownership of such securities.

(4)
Of the 9,431,637 shares held by the employee stock ownership plan as of December 6, 2013, 4,971,291 were allocated to participant accounts.  Each participant may instruct the trustee of the plan how to vote the shares of common stock allocated to his or her account.  In the event the participant fails to give timely voting instructions to the trustee with respect to the voting of the common stock that is allocated to his or her employee stock ownership plan account, and in the case of shares held in the employee stock ownership plan but not allocated to any participant’s account, the trustee will vote such shares in the same proportion as directed by the participants who directed the trustee as to the manner of voting their allocated shares in the employee stock ownership plan with respect to each proposal.

(5)
As reported in a Schedule 13G filed with the SEC on February 13, 2013 by The Vanguard Group, Inc. (“Vanguard”).  With respect to the shares listed in the table, Vanguard reported having sole voting power as to 107,486 shares, sole dispositive power as to 8,057,975 shares and shared dispositive power as to 99,396 shares.

(6)	Mr. Dicus has pledged 40,000 of his shares for a line of credit with a third party financial institution unaffiliated with the Company.
(7)	Of the shares beneficially owned by Mr. Johnson, 49,900 are held in brokerage accounts pursuant to which they may serve as security for margin loans.
(8)	Of the shares beneficially owned by Mr. Jackson, 51,698 are held in a brokerage account pursuant to which they may serve as security for a margin loan.
(9)	Mr. Townsend has pledged 97,339 of his shares as collateral for a loan from a third party financial institution unaffiliated with the Company.
(10)
In the case of directors, director nominees and executive officers, both individually and as a group, includes shares held directly, as well as shares held by and jointly with certain family members, shares held in retirement accounts, shares held by trusts of which the individual or group member is a trustee or substantial beneficiary or shares held in another fiduciary capacity with respect to which shares the individual or group member may be deemed to have sole or shared voting and/or investment powers.  The shares beneficially owned by directors, director nominees and executive officers as a group also include an aggregate of 813,791 shares of common stock issuable upon exercise of stock options which are currently exercisable or which will become exercisable within 60 days after December 6, 2013.

PROPOSAL I

ELECTION OF DIRECTORS

The Company’s Board of Directors is currently composed of eight members, each of whom is also a director of Capitol Federal Savings.  Approximately one-third of the directors are elected annually.  Directors of the Company are elected to serve for a three-year term or until their respective successors are elected and qualified.  The Company’s bylaws provide that no person who has reached age 75 may be elected or re-elected to the Board of Directors.

The following table sets forth certain information regarding the composition of the Company’s Board of Directors, including each director’s term of office.  The Board of Directors, acting on the recommendation of the Nominating Committee, has recommended and approved the nominations of Jeffrey M. Johnson, Michael T. McCoy, M.D. and Marilyn S. Ward to serve as directors, each for a term of three years to expire at the annual meeting of stockholders to be held in 2017.  It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the authority to vote for a nominee is withheld) will be voted at the annual meeting “FOR” the election of these director nominees.  If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors, acting on the recommendations of the Nominating Committee, may recommend.  At this time, the Board of Directors knows of no reason why any nominee might be unable to serve if elected.  Except as disclosed in this proxy statement, there are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.

Name	Age(1)	Position(s) Held in the Company	Director Since(2)	Term of Office Expires

NOMINEES

Jeffrey M. Johnson	47	Director	2005	2017
Michael T. McCoy, M.D.	64	Director	2005	2017
Marilyn S. Ward	74	Director	1977	2017

DIRECTORS REMAINING IN OFFICE

Morris J. Huey, II	64	Director	2009	2015
Reginald L. Robinson	56	Director	2012	2015
John B. Dicus	52	Chairman of the Board, President and Chief Executive Officer	1989	2016
James G. Morris	59	Director	2013	2016
Jeffrey R. Thompson	52	Director	2004	2016
_________________________

(1)	As of September 30, 2013.
(2)	Includes service as a director of Capitol Federal Savings.

Business Experience and Qualifications of Our Directors

The Board believes that the many years of service that our directors collectively have at the Company and Capitol Federal Savings is one of their most important qualifications for service on our Board.  This service has given them extensive knowledge of the banking business and of the Company.  Furthermore, their service on our Board committees, especially in areas of audit, compensation and stock benefits is critical to their ability to oversee the management of Capitol Federal Savings by our executive officers.  Service on the Board by our Chief Executive Officer is critical to aiding the outside directors’ understanding of the issues that are common in the banking business.  Each outside director brings special skills, experience and expertise to the Board as a result of their other business activities and associations.  The business experience of each of our directors and nominees for at least the past five years and the experience, qualifications, attributes, skills and areas of expertise of each director and nominee that further supports his or her service as a director are set forth below. Unless otherwise indicated, each director has held his or her current position for the past five years.

Jeffrey M. Johnson.  Mr. Johnson is President of Flint Hills National Golf Club, Andover, Kansas, a position he has held since March 2003.  From March 1997 until joining Flint Hills, Mr. Johnson was an investment advisor with Raymond James Financial Services in Wichita, Kansas.  Mr. Johnson’s extensive knowledge of investments and the regulated financial services industry supports the Board’s and the Audit Committee’s knowledge in those areas.  Before 1997, he served in a variety of restaurant management positions with Lone Star Steakhouse & Saloon, Inc. and Coulter Enterprises, Inc.  Mr. Johnson is also part-owner of several restaurants in Lawrence, Manhattan and Wichita, Kansas and parts of Texas.  He brings general business, financial and risk management skills to Capitol Federal Savings, including knowledge of compensation matters, which is important to his service on our Compensation Committee.  His participation in the Wichita, Kansas business community and his service on local non-profit boards for over 15 years bring knowledge of the local economy and business opportunities for Capitol Federal Savings.

Michael T. McCoy, M.D.  Dr. McCoy has been an orthopedic surgeon in private practice for over 25 years.  In his private practice, he has employed up to 15 employees and gained the accounting, financial and risk management skill necessary to operate a small business.  Since October 2004, he has also served as Chief of Orthopedic Surgery at Stormont Vail Regional Medical Center in Topeka, Kansas.  He previously served as Chief of Surgery at Stormont Vail from January 1987 to January 1988.  His management and business experience in his private practice and these hospital positions bring knowledge and experience to his service on the Board and the Compensation and Audit Committees.  Dr. McCoy is a member of the Kansas Medical Society, the Shawnee County Medical Society, the American Academy of Orthopedic Surgeons and the American Orthopedic Society for Sports Medicine.

Marilyn S. Ward. From 1985 until her retirement in 2004, Ms. Ward was Executive Director of ERC/Resource & Referral, a family resource center located in Topeka, Kansas, where she was responsible for financial operations, including fund-raising, budgeting and grant writing.  Ms. Ward is a past president of the board of Child Care Aware of Kansas, a state-wide organization that oversees the Kansas network of child care resource and referral agencies, where she was involved in overseeing financial and accounting matters.  She continues to serve on the organization’s audit committee.  Ms. Ward also is a past president of Kansas Children’s Service League Foundation, which oversees and manages the foundation funds of the organization.  She brings general business, financial and accounting skills to Capitol Federal Savings, including knowledge of compensation matters, which is important to her service on our Audit and Compensation Committees.

Morris J. Huey, II.  Mr. Huey retired from Capitol Federal Savings in January 2010.  From June 2002 until his retirement, Mr. Huey served as Executive Vice President and Chief Lending Officer of Capitol Federal Savings and President of Capitol Funds, Inc., a wholly owned subsidiary of Capitol Federal Savings.  From August 2002 until his retirement, he also served as President of Capitol Federal Mortgage Reinsurance Company, a wholly owned subsidiary of Capitol Funds, Inc.  Prior to that, he served as the Central Region Lending Officer since joining Capitol Federal Savings in 1991.  Mr. Huey’s many years of service in various areas of Capitol Federal Savings’s operations and his duties as Executive Vice President and Chief Lending Officer of Capitol Federal Savings bring a special knowledge of the financial, economic and regulatory challenges the Company faces and he is well suited to educating the Board on these matters.

Reginald L. Robinson.  Since 2010, Mr. Robinson has served as a Professor of Law at the Washburn University School of Law and as the Inaugural Director of the school’s Center for Law and Government.  Between 2002 and 2010, Mr. Robinson served as President and Chief Executive Officer of the Kansas Board of Regents, which governs the state’s six universities, 19 community colleges, six technical colleges and municipal university.  From 1998 to 2002, Mr. Robinson held dual positions at the University of Kansas, serving as Chief of Staff to the Chancellor and as a Visiting Associate Professor of Law.  From 1993 to 1998, Mr. Robinson held several senior positions with the United States Department of Justice.  From 1988 to 1993, Mr. Robinson served as an Associate Professor of Law at the University of Kansas.  Mr. Robinson’s strong legal background and executive experience make him a valuable member of the Board.

John B. Dicus. Mr. Dicus became Chief Executive Officer of Capitol Federal Savings and the Company effective January 1, 2003 and became Chairman of the Board of Directors of Capitol Federal Savings and the Company in January 2009.  Prior to his appointment as Chief Executive Officer, he served as President and Chief Operating Officer for Capitol Federal Savings since 1996 and for the Company since its inception in March 1999.  Before that, he served as Executive Vice President of Corporate Services for Capitol Federal Savings for four years.  He has been with Capitol Federal Savings in various other positions since 1985.  Mr. Dicus’s many years of service in all areas of the operations of Capitol Federal Savings and his duties as President and Chief Executive Officer of the Company and Capitol Federal Savings bring a special knowledge of the financial, economic and regulatory challenges the Company faces and he is well suited to educating the Board on these matters.

James G. Morris.  Mr. Morris, a certified public accountant, retired from KPMG LLP in September 2012 after having served as partner-in-charge of the financial services practice of the firm’s Kansas City office.  Mr. Morris joined the firm in 1976 (when it was known as Peat Marwick Mitchell & Co.) as an auditor and was promoted to partner in 1988.  At KPMG, Mr. Morris served a wide range of financial services clients, including banks, thrifts, mortgage companies, investment advisors and real estate companies.  Mr. Morris’s accounting and auditing background and extensive experience working with companies in the financial services industry make him a valuable member of the Board.

Jeffrey R. Thompson.  In 2007, Mr. Thompson became Chief Executive Officer of Salina Vortex Corp., a Salina, Kansas-based manufacturing company, after having served as Chief Financial Officer of that company since 2002.  From 2001 to 2002, he served as Vice President, Supply Chain, for The Coleman Company, Wichita, Kansas, a manufacturer and marketer of consumer products.  From 1992 to 2001, he served in a variety of capacities for Koch Industries, Inc., Wichita, Kansas, including President of Koch Financial Services, Inc. from 1998 to 2001.  From 1986 to 1992, he worked in several positions for Chrysler Capital Public Finance, Kansas City, Missouri, primarily in the areas of originating, underwriting and servicing tax-exempt municipal leases.  Mr. Thompson has over 25 years of business experience, including 20 years in the financial services business and 15 years with profit and loss responsibility in manufacturing companies.  He brings general business, financial and risk management skills to Capitol Federal Savings, including knowledge of compensation matters, which is important to his service on our Compensation Committee.  Mr. Thompson is a certified public accountant and his accounting knowledge and experience is important to his service on our Audit Committee.  His participation in the Wichita, Kansas business community for over 20 years brings knowledge of the local economy and business opportunities for Capitol Federal Savings.

Director Independence

The Company’s Board of Directors has determined that the following directors, constituting a majority of the Board, are “independent directors,” as that term is defined in Rule 5605 of the Marketplace Rules of the NASDAQ Stock Market (“NASDAQ”): Directors Huey, Johnson, McCoy, Morris, Robinson, Thompson and Ward.

Board Leadership Structure and Role in Risk Oversight

The Company currently combines the positions of Chief Executive Officer and Chairman into one position.  The Company does not have a lead outside director.  The Company believes that this structure is appropriate because of the primarily singular operating environment of the Company, with the Company’s focus on being a provider of retail financial services.  Having the Chief Executive Officer and Chairman involved in the daily operations of this focused line of operations improves the communication between management and the Board and ensures that the Board’s interest is represented in the daily operations of the Company, particularly with regard to risk management.

Risk is inherent with the operation of every financial institution, and how well an institution manages risk can ultimately determine its success.  The Company faces a number of risks, including but not limited to credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk.  The Company’s risk areas primarily involve the retail component of the Bank through its retail financial services and focus on single-family lending, including originated and purchased loans.

Management is responsible for the day-to-day management of the risks the Company faces, while the Board has ultimate responsibility for the oversight of risk management.  The Board oversees risk through the annual review of all policies of the Bank and Company.  In addition, monthly, quarterly and annual reports are prepared for, presented to and reviewed with the Board addressing all major risk and compliance areas.  For the policies of the Board that require risk assessments to be completed, the results are generally summarized and presented to the Board or a committee of the Board.  The executive officers responsible for managing the various risks in the Bank and Company present reports to the Board as required by policy or as needed.

The Board has integrated the oversight of certain risk areas with the responsibilities of the Audit Committee and the Compensation Committee. The Audit Committee works with the independent Director of Internal Audit to structure risk-based audits, the reports of which are presented to the Audit Committee, and progress toward the approved audit plan is reviewed and the committee is updated at least quarterly.   In attempting to determine the appropriate levels and forms of compensation provided to the Bank’s and the Company’s officers and employees, the Compensation Committee considers whether compensation or incentive plans encourage excessive risk taking.

Board Meetings and Committees

The members of the Boards of Directors of the Company and Capitol Federal Savings are identical.  During the fiscal year ended September 30, 2013, the Board of Directors of the Company held 11 meetings and the Board of Directors of Capitol Federal Savings held 11 meetings.  During fiscal year 2013, no incumbent director attended fewer than 75% of the aggregate of the total number of meetings of each Board during the period he or she was a director and the total number of meetings held by the committees of each Board on which committees he or she served during the period in which he or she served.

The Company’s Board of Directors has standing Executive, Compensation, Stock Benefit, Audit and Nominating Committees.  The following is a summary of these committees.

The Executive Committee is currently comprised of Directors Dicus (Chairperson), Robinson, Thompson and Ward.  The Executive Committee meets on an as needed basis and exercises the power of the Board of Directors between Board meetings, to the extent permitted by applicable law.  This committee is responsible for formulating and implementing policy decisions, subject to review by the entire Board of Directors.  The Executive Committee did not meet during fiscal year 2013.

The Compensation Committee is currently comprised of Directors Thompson (Chairperson), Huey, Johnson, McCoy, Morris, Robinson and Ward, each of whom is an “independent director,” as that term is defined in the NASDAQ Marketplace Rules.  The Compensation Committee is responsible for reviewing and evaluating executive compensation and administering the Company’s compensation and benefit programs.  The Compensation Committee also is responsible for:

•	reviewing from time to time the Company’s compensation plans and, if the Committee believes it to be appropriate, recommending that the Board amend these plans or adopt new plans;

•
annually reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of these goals and objectives and recommending to the Board the Chief Executive Officer’s compensation level based on this evaluation;

•
overseeing the evaluation of management, and recommending to the Board the compensation for  executive officers and other key members of management.  This includes evaluating performance following the end of incentive periods and recommending to the Board specific awards for executive officers;

•	recommending to the Board the appropriate level of compensation for directors;

•	administering any benefit plan which the Board has determined should be administered by the Committee; and

•	reviewing, monitoring and reporting to the Board, at least annually, on management development efforts to ensure a pool of candidates for adequate and orderly management succession.

The Compensation Committee operates under a formal written charter, a copy of which is available on the Company’s website, at www.capfed.com, by clicking “Investor Relations” and then “Corporate Governance.”  In fiscal year 2013, this committee met four times at the holding company level; the Compensation Committee for Capitol Federal Savings, which serves the same function and has the identical makeup, also met four times during fiscal year 2013.

The charter of the Compensation Committee does not specifically provide for delegation of any of the authorities or responsibilities of the committee.  For a discussion of the role of executive offers in setting executive pay, see “Compensation Discussion and Analysis—Role of Management.”

The Stock Benefit Committee is currently comprised of Directors Johnson (Chairperson), McCoy, Morris, Robinson, Thompson and Ward.  The Stock Benefit Committee is principally responsible for administering the Company’s 2012 Equity Incentive Plan, 2000 Stock Option and Incentive Plan and 2000 Recognition and Retention Plan.  Effective upon the approval of the 2012 Equity Incentive Plan at the Company’s annual meeting of stockholders held in January 2012, no future awards may be granted under the 2000 Stock Option and Incentive Plan or the 2000 Recognition and Retention Plan.  This committee met four times during fiscal year 2013.

The Audit Committee is currently comprised of Directors Ward (Chairperson), Huey, Johnson, McCoy, Morris, Robinson and Thompson, each of whom is “independent,” as independence for audit committee members is defined in the NASDAQ Marketplace Rules.  The Company’s Board of Directors has determined that each of Messrs. Morris and Thompson is an “audit committee financial expert,” as defined in the SEC’s rules.

The Audit Committee operates under a written charter adopted by the full Board of Directors, a copy of which is available on the Company’s website, www.capfed.com, by clicking “Investor Relations” and then “Corporate Governance.” The Audit Committee is appointed by the Company’s Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s consolidated financial statements and the financial reporting processes, the systems of internal accounting and financial controls, compliance with legal and regulatory requirements, the annual independent audit of the Company’s consolidated financial statements, the independent auditors’ qualifications and independence, the performance of the Company’s internal audit function, the performance of the independent (external) auditors and any other areas of potential financial risk to the Company specified by its Board of Directors.  The Audit Committee also is responsible for hiring, retaining and terminating the Company’s independent auditors.  The Audit Committee met ten times in fiscal year 2013.

The Nominating Committee is comprised of Directors McCoy (Chairperson), Huey, Johnson, Morris, Robinson, Thompson and Ward, each of whom is an “independent director,” as that term is defined in the NASDAQ Marketplace Rules.  The Nominating Committee is responsible for identifying and recommending director candidates to serve on the Board of Directors.  Final approval of director nominees is determined by the full Board, based on the recommendations of the Nominating Committee.  The nominees for election at the meeting identified in this proxy statement were recommended to the Board by the Nominating Committee.  The Nominating Committee met three times during fiscal year 2013.

The Nominating Committee operates under a formal written charter adopted by the Board, a copy of which is available on the Company’s website, www.capfed.com, by clicking “Investor Relations” and then “Corporate Governance.”   The Nominating Committee has the following responsibilities under its charter:

•	recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

•
recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company’s charter and bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable organizations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to the Company’s communities and shared values, as well as overall experience in the context of the needs of the Board as a whole.  The Company’s Board of Directors looks for diversity among its members by ensuring directors have backgrounds with diverse business experience, living in our different local geographic markets with sound business experience in many areas of operations of business.  The Board looks for experience from individuals with business experience from the top levels of a business, understanding of financial concepts, human resource, marketing and customer service common among all businesses;

•
review nominations submitted by stockholders, which have been addressed to the Company’s Secretary, and which comply with the requirements of the Company’s charter and bylaws.  Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations;

•	annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary; and

•	perform any other duties or responsibilities expressly delegated to the Committee by the Board.

Nominations of persons for election to the Board of Directors may be made only by or at the direction of the Board of Directors or by any stockholder entitled to vote for the election of directors who complies with the notice procedures.  Pursuant to the Company’s bylaws, nominations for directors by stockholders must be made in writing and received by the Secretary of the Company at the Company’s principal executive offices no earlier than 120 days prior to the meeting date and no later than 90 days prior to the meeting date. If, however, less than 100 days’ notice or public announcement of the date of the meeting is given or made to stockholders, nominations must be received by the Company not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or otherwise transmitted or the day on which public announcement of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in the Company’s bylaws.

Stockholder Communications with Directors

Stockholders may communicate with the Board of Directors by writing to: James D. Wempe, Investor Relations, Capitol Federal Financial, Inc., 700 S. Kansas Avenue, Topeka, Kansas 66603.

Board Member Attendance at Annual Stockholder Meetings

Although the Company does not have a formal policy regarding director attendance at annual stockholder meetings, directors are expected to attend these meetings absent extenuating circumstances.  All directors of the Company attended last year’s annual meeting of stockholders.

Director Compensation

The members of the Boards of Directors of Capitol Federal Savings and the Company are identical. Each non-employee director receives an annual retainer, paid monthly, one-half of which is for his or her service on Capitol Federal Savings’s Board of Directors and one-half of which is for his or her service on the Company’s Board of Directors.  During fiscal year 2013, the combined annual retainer was $50,000 ($25,000 for service on Capitol Federal Savings’s Board of Directors and $25,000 for service on the Company’s Board of Directors). No additional fees are paid for attending Board or Board committee meetings.  Ms. Ward receives $1,000 for serving as the Audit Committee chair.  Each outside director receives $1,000 for each meeting attended concerning Capitol Federal Savings and/or Company business that is outside of board meetings.  During fiscal year 2013, John B.

Dicus, Chairman, President and Chief Executive Officer, was paid $12,000 by Capitol Federal Savings and $12,000 by the Company ($24,000 in total) for his service as a director of Capitol Federal Savings and the Company.

The following table sets forth certain information regarding the compensation earned by or awarded to each director, other than Mr. Dicus, who served on the Board of Directors of the Company in fiscal year 2013.  Compensation payable to Mr. Dicus for his service as a director is included in the “Salary” column of the Summary Compensation Table, under “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Morris J. Huey II	$50,000	---	---	$4,719	$54,719
Jeffrey M. Johnson	$50,000	---	---	$4,719	$54,719
Michael T. McCoy, M.D.	$50,000	---	---	$4,719	$54,719
James G. Morris(5)	$50,000	---	---	---	$50,000
Reginald L. Robinson	$50,000	---	---	$4,719	$54,719
Jeffrey R. Thompson	$50,000	---	---	$4,719	$54,719
Marilyn S. Ward	$51,000	---	---	$4,719	$55,719
_______________
(1)
Includes annual retainers for service on the Boards of Directors of the Company and Capitol Federal Savings, as well as additional fees discussed above.  For Ms. Ward, also includes $1,000 for serving as the Audit Committee chair.

(2)
No stock awards were made during fiscal 2013 to the directors listed in the table.  As of September 30, 2013, each director listed in the table held 3,750 unvested shares of restricted stock, other than Mr. Morris, who became a director effective January 22, 2013 and held no unvested shares of restricted stock as of September 30, 2013.

(3)
No stock option awards were made during fiscal 2013 to the directors listed in the table.  As of September 30, 2013, the total number of shares underlying the stock options held by each director listed in the table was as follows: Mr. Huey – 15,000 shares; Mr. Johnson – 128,185 shares; Dr. McCoy – 128,185 shares; Mr. Morris – 0 shares; Mr. Robinson – 15,000 shares; Mr. Thompson – 128,185 shares; and Ms. Ward – 15,000 shares.

(4)	Represents dividends paid on unvested shares of restricted stock of $4,719 to each director listed in the table other than Mr. Morris.
(5)	Mr. Morris became a director of the Company and the Bank effective January 22, 2013, but attended Board meetings during fiscal year 2013 prior to becoming a director.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the Company’s compensation program, including how it relates to the executive officers named in the compensation tables which follow this section (who we sometimes refer to below and elsewhere in this proxy statement as the “named executive officers,” or “NEOs”), consisting of:

•	John B. Dicus, our Chairman, President and Chief Executive Officer,
•	Kent G. Townsend, our Executive Vice President, Chief Financial Officer and Treasurer,
•	R. Joe Aleshire, our Executive Vice President for Retail Operations through September 30, 2013 (Mr. Aleshire’s retirement date),
•	Rick C. Jackson, our Executive Vice President and Chief Lending Officer, and
•	Carlton A. Ricketts, our Executive Vice President for Corporate Services

Set forth below is an analysis of the objectives of our compensation program, the material compensation policy decisions we have made under this program and the material factors that we considered in making those decisions.

Overview of Compensation Program

The Compensation Committee of our Board of Directors (the “Committee”), which consists solely of  independent directors, has responsibility for developing, implementing and monitoring adherence to the Company’s compensation philosophies and program.  The Stock Benefit Committee (the “Sub-Committee”), also comprised entirely of independent directors, administers and grants stock-based compensation awards from time to time.  Grants currently are made under our 2012 Equity Incentive Plan, which was approved by our stockholders in January 2012.  Two NEOs have outstanding option awards granted under our 2000 Stock Option and Incentive Plan, which was approved by our stockholders in 2000.  No future awards will be made under the 2000 Stock Option Plan or the 2000 Recognition and Retention Plan.  See “Stock Incentive Plans” below.  The Committee is mindful of the compensation offered in the banking industry, both regionally and nationally, and the Company’s business strategies and strives to provide a complete compensation program that provides an incentive to executive officers to maximize the Company’s performance with the goal of enhancing stockholder value.  The Company’s compensation program is based upon the following philosophies:

•	preserve the financial strength, safety and soundness of the Company and the Bank;

•
reward and retain key personnel by compensating them in the midpoint of salary ranges at comparable financial institutions and making them eligible for annual cash bonuses based on the Company’s performance and the individual officer’s performance;

•
focus management on maximizing earnings while managing risk by maintaining high asset quality, managing interest rate risk within Board guidelines, emphasizing cost control, and maintaining appropriate levels of capital; and

•	provide an opportunity to earn additional compensation if the Company’s stockholders experience increases in returns through stock price appreciation and/or dividends.

The Company’s primary forms of current compensation for executive officers include base salary, short-term incentive compensation and long-term incentive compensation.  The Company provides long-term compensation in the form of stock option and restricted stock awards and an employee stock ownership plan (“ESOP”). The Company also has a tax-qualified defined contribution retirement plan, health and life insurance benefits and paid time off benefits.  The Company offers insurance benefits including flexible spending accounts for unreimbursed medical expenses and child care expenses, on a pre-tax basis, which executive officers may participate in with the same eligibility requirements as all other employees.

The Company does not have an employment agreement with any officer or employee.  The Company currently believes that its named executive officers receive sufficient incentives from the existing compensation program that employment agreements are not necessary to induce them to remain with the Company.  The Company has entered into change in control severance agreements with each of the NEOs.  Each agreement entitles the executive to a severance payment if the executive’s employment is terminated under certain circumstances within six months before or within 24 months after a change in control of the Company.  The Company believes that these agreements will help incentivize the executives to continue their employment with the Company amid the uncertainty that may arise in the event of a change in control.  See “Payments upon Termination or Change in Control.”

The Committee meets as needed during the year to consider all aspects of the Company’s compensation program, including a review at least once per year of a tally sheet for each NEO quantifying every component of the NEO’s compensation package, in order to satisfy itself that the total compensation paid to the NEO is reasonable and appropriate.  As discussed in greater detail below under “Role of Management,” the Committee meets with management to receive their analyses and recommendations, as requested by the Committee, considers the information provided to the Committee and makes decisions accordingly.

Base Salary

The Committee sets the base salary for all executive officers of the Company.  The Committee seeks to set fair and reasonable compensation levels throughout the Company by taking into account the influences of market conditions on each operational area of the Company and the relative compensation at different management levels in the Company within each operational area.  The Committee recognizes that base salary is the only element of the compensation package provided by the Company that is fixed in amount before the fiscal year begins and is paid during the year without regard to the Company’s performance.  The base salary for each NEO reflects the Committee’s consideration of a combination of factors, including: competitive market salary, the officer’s experience and tenure, overall operational and managerial effectiveness and breadth of responsibility for each officer.  Each named executive officer’s base salary and performance is reviewed annually.  Base salary is not targeted to be a percentage of total compensation, although the Committee does give consideration to the total amount of compensation being paid to each NEO when setting NEO base salaries.

The Committee has not used third party consultants or other service providers to present compensation plan suggestions or market compensation data.  Instead, the Committee has directed the President and CEO to provide comparable market salary data for executive officers based upon a selected population of comparable financial institutions.

The most recent comparison information was compiled from information reported in the most recent proxy statements of the financial institutions listed below.  The financial institutions selected for comparison purposes were based upon the President and CEO’s knowledge of the selected financial institutions, the comparability of their operations, corporate structure and/or size as appropriate comparisons to the Company.  Financial institutions selected for comparison purposes may be added or removed from the list each year as a result of acquisitions, closings, operating in a distressed mode or because another financial institution more appropriately compares to the operations of the Company than a previously listed financial institution.

The financial institutions in the most recent comparison included the following publicly held financial institutions with total assets between $3.9 billion and $22.2 billion: Commerce Bancshares, UMB Financial, TFS Financial (MHC), Washington Federal, United Bancshares, Northwest Bancshares, Community Bank System, BancFirst, Investors Bancorp (MHC), Beneficial Mutual Bancorp, Flushing Financial Corporation, Provident Financial, Provident New York Bancorp and Dime Community Bancshares.

The comparison provided shows how our executive officer salaries and annual compensation compare on a national scale and local scale with other financial institutions, reflecting institutions among which we would most likely compete for executive talent, with a slightly greater weighting to regional institutions.  The Committee received information showing the base compensation of the CEO, CFO and the next three NEOs in each company’s proxy statement.  The level of compensation paid to our CEO and CFO are compared directly to the equivalent positions in the listed companies.  The compensation paid the first highest NEO within each of the listed companies above, not including the CEO or CFO, is compared to compensation paid to our first most highly compensated NEO, not including the CEO or CFO.  The compensation paid to the second highest NEO within each of the listed companies above, not including the CEO or CFO, is compared to compensation paid to our second most highly compensated NEO, not including the CEO or CFO.  The compensation paid to the third highest NEO within each of the listed companies above, not including the CEO or CFO, is compared to compensation paid to our third most highly compensated NEO, not including the CEO or CFO.

The Committee reviews the comparison data provided and does not attempt to set the base salaries of our NEOs at specific target percentiles of the comparison data provided.  The Committee uses this data in conjunction with setting the base salary of each NEO, whose salary is discussed below, in light of the range of base salaries paid among the comparable financial institutions.  Because the positions other than the CEO and CFO may not be directly comparable between financial institutions, the Committee exercises its judgment in determining where in the salary ranges of the comparison financial institutions the compensation for our other NEOs should fall.  The salaries for the CEO and CFO, in general, fall in the middle of the range of comparable salaries based upon a review of the comparison companies.  In general, the range of salaries for the NEOs other than the CEO and CFO is narrow because the comparison in range of salaries among the other NEO executive officer positions in the various market comparisons reviewed is not considered significantly different by the Committee to warrant a wider spread in base salary.  The salary of the CEO is established to reflect his hands-on approach to leadership and the involvement he provides the Company on a daily basis, the leadership roles he fills in local, regional and national industry-related activities and his direct involvement in addressing stockholder value and stockholder relations.  The salaries of the CFO and each of the other NEOs are established to reflect their respective roles in the management structure of the Company.

The Committee does not put as much emphasis on the market comparison information when considering bonus or other incentive compensation as it does on base salary for the Company’s executive officers. This is primarily because of the divergence in practice regarding the structure of bonus plans and the types of incentives offered executive officers.

Bonus Incentive Plans

All officers of the Company are eligible to receive cash bonuses on an annual basis under the Short Term Performance Plan (“STPP”) based upon the Company’s financial performance and the individual officer’s performance during the fiscal year.  The cash awards are made in January of the year following the fiscal year end of September 30 (i.e., in January 2014, in the case of the STPP award for the fiscal year ended September 30, 2013).  A participant’s STPP award may not exceed the percentage of salary specified in the plan for his or her position level.  For the Chairman, President and CEO, the maximum percentage is 60%, and for each of the other NEOs, the maximum percentage is 40%.  The STPP is intended to:

•	promote stability of operations and the achievement of earnings targets and business goals;

•	link executive compensation to specific corporate objectives and individual results; and

•	provide a competitive reward structure for officers.

Generally, in November of each fiscal year, after considering management’s company performance recommendations (see “Role of Management” below), the Committee sets target, maximum and minimum performance levels for that year.  The targeted performance level is the most likely performance level forecasted for the Company in the ensuing fiscal year given the operational considerations described below.  As discussed below, the Committee considers three targets in order to focus management on the performance of the Company as a whole: efficiency ratio; basic earnings per share and return on average equity.  By focusing on the overall performance of the Company, over time the Committee believes the value to the stockholder from management’s performance will be maximized.  In seeking to maximize the performance of the Company, management focuses on all critical risks and objectives of the Company.  By not taking excessive credit risk and keeping interest rate risk below levels established by the Board it is believed that the earnings of the Company likely will remain strong over time.  By managing the amount of capital of the Bank, the Company benefits by having a proper amount of leverage which improves the opportunities to enhance earnings.  Focusing on cost control helps to mitigate risks that operating expenses will rise beyond the level at which they are supportable by the Bank’s operating income.

The areas of Company performance targeted consist of the efficiency ratio, basic earnings per share and return on average equity.  The efficiency ratio is computed by dividing total non-interest expense by the sum of net interest and dividend income and total other income.  Basic earnings per share is calculated by dividing net income for the fiscal year by the average basic shares outstanding for the fiscal year. Return on average equity is computed by dividing net income for the fiscal year by the average month end balance of total stockholders’ equity for the thirteen monthly time periods from the prior fiscal year end through the current fiscal year end, ending September 30th.  The efficiency ratio, basic earnings per share and return on average equity are equally weighted.

In general, the Company performance targets for the STPP are based upon the ensuing year’s forecast of business activity, interest rates, pricing assumptions, operating assumptions and net income.  The Committee requires that the target efficiency ratio for each fiscal year be no worse than the actual efficiency ratio of the just completed fiscal year. The purpose of the efficiency ratio performance target is to focus management on keeping operating expenses under control and at the lowest level possible, regardless of the impact of interest rates on the operations of the Company.  The targets for earnings per share and return on average equity are established based upon the forecasted performance of the Company and anticipated capital management plans for the Company.  Except as noted above with regard to the target efficiency ratio, the targets for each of the performance goals are independent of the prior year’s results.  Forecasted performance may include the Company’s internal forecasts and the forecasts of outside analysts.  For fiscal year 2013, the targets were established based upon internally generated (budgeted) performance results and externally generated performance results from analysts who cover the Company.  The results were weighted 80% for the internally generated results and 20% for the external results.

There are two “scales” for each performance target: (i) a “target” scale, which includes increments between the target level of performance and a maximum level of performance, and decrements between the target level of performance and a minimum level of performance; and (ii) an “award” scale, which proceeds at one percent increments beginning at 20% in correspondence to the minimum performance level on the target scale, through 60% in correspondence to the target level of performance on the target scale, and up to 100% in correspondence to the maximum level of performance on the target scale.  Plan participants will earn a percentage on the award scale for a particular performance target of between 20% (if performance is at the minimum level of performance on the target scale) and 100% (if performance is at or above the maximum level of performance on the target scale).  The percentage earned on the award scale for a particular performance target will be zero if performance is below the minimum level of performance on the target scale.  The average of the percentages earned on the award scales for the three performance targets represents the total percentage of the maximum possible STPP award each participant has earned for the Company performance component of the STPP award.  In order to pay the full amount of an award under the STPP based on performance above the target level, the Committee must determine that the Company had actual net income for the fiscal year in excess of targeted net income for the fiscal year equal to at least five times the aggregate dollar amount of the portion of the total STPP awards for that year that would be made above the target level.

Below is a table showing the targets established and the performance achieved for fiscal years 2013, 2012 and 2011.  The “percent of total” columns represent, for each performance target (efficiency ratio, basic earnings per share and return on average equity), the percentage earned on the award scale for that target, based on the level of achievement on the target scale.  The “total” column represents the average of the award scale percentages earned for the three performance targets, which, as noted above, represents the total percentage of the maximum possible STPP award that has been earned for the Company performance component of the STPP award.  For fiscal year 2013, the level of achievement for return on average equity and basic earnings per share was between the target level and the maximum level of performance on the target scale while the level of achievement for the efficiency ratio was below the minimum level of performance on the target scale.  For fiscal year 2012, the level of achievement for all performance targets were between the target level and the maximum level of performance on the target scale.  For fiscal year 2011, the level of achievement for return on average equity and basic earnings per share was between the target level and the maximum level of performance on the target scale while the level of achievement for the efficiency ratio was between the target level and the minimum level of performance on the target scale.

	Target			Performance			Percent of total
Fiscal Year	Efficiency Ratio	Basic EPS	ROAE	Efficiency Ratio	Basic EPS	ROAE	Efficiency Ratio	Basic EPS	ROAE	Total
2013	43.55%	$0.47	3.93%	48.13%	$0.48	4.13%	0%	65%	87%	50%
2012	45.69%	$0.46	3.83%	43.55%	$0.47	3.93%	88%	78%	75%	80%
2011	43.99%	$0.38	3.48%	47.65%	$0.40	3.68%	34%	84%	89%	69%

Each NEO receives 90% of his STPP award based upon the achievement of the three pre-established financial performance targets of the Company discussed above.  This is intended to focus each named executive officer on maximizing the overall performance of the Company and not on achievement of goals in a particular operational area.  Because of the predominance of the focus of the NEO bonuses on the overall performance of the Company, specific individual performance goals are not usually set for named executive officers. Instead, each NEO’s individual contribution to the Company’s performance is a subjective determination by the Committee following discussion with the President and CEO, giving consideration to each NEO’s response to the Company’s changing operational needs during the year.

During fiscal year 2010, the Committee approved a clawback provision for the STPP that is applicable to all participants in the STPP.  Under this provision, any payment made under the STPP which was based upon materially inaccurate financial statements which requires a restatement or was a result of fraud in determining an individual or company performance metric must be paid back if discovered within 24 months of the filing of the inaccurate financial statement(s) or the discovery of the fraud.  The repayment, in whole or in part, is at the discretion of the Committee.

The Committee has the authority under the STPP to reduce bonus awards to executive officers that would otherwise be earned, for any reason the Committee believes appropriate.  This may be done for all executive officers or for individual executive officers.  The Committee did not exercise any such negative discretion with respect to STPP awards for fiscal years 2013, 2012 or 2011.

The Company also maintains a deferred incentive bonus plan (“DIBP”) for executive officers in conjunction with the STPP.  The DIBP is administered as an unfunded plan of deferred compensation with all benefits expensed and recorded as liabilities as they are accrued.  The purpose of the two plans working together is to provide incentives and awards to executive officers to enhance the Company’s performance and stockholder value over a four year time horizon.  Each named executive officer has the opportunity to defer a minimum of $2,000 and up to 50% (up to a maximum of $100,000) of their cash award under the STPP.  The amount deferred receives a 50% match that is accrued over a three year mandatory deferral period.  The amount deferred plus the 50% match is deemed to have been invested in Company stock on the last business day of the calendar year preceding the receipt of the STPP award at the closing price on that date (e.g., on December 31, 2013, in the case of the STPP award for fiscal year 2013 paid in January 2014), in the form of phantom stock.  The number of shares of phantom stock deemed purchased receives dividend equivalents as if the stock were owned by the named executive officer.  At the end of the mandatory deferral period, the DIBP is paid out in cash and is comprised of the initial amount deferred, the 50% match, the amount of the dividend equivalents on the phantom shares over the deferral period and the increase in the market value of the Company’s stock over the deferral period, if any on the phantom shares.  There is no provision for the reduction of the DIBP award at the end of the mandatory deferral period if the market value of the Company’s stock at that time is lower than the market value at the time of the deemed investment.

For participants in the STPP, it is generally required that the recipient be employed by the Bank through the last day of the fiscal year to receive an award.  For participants in the DIBP the recipient must be employed by the Bank through the last day of the deferral period to receive the Company match, dividend equivalents on the phantom shares over the deferral period and the increase in the market value of the Company’s stock over the deferral period, if any, on the phantom shares.  In the event that an NEO leaves the company during the deferral period for reasons other than a change in control, the NEO would be entitled to receive his deferred funds six months after his date of termination, but without the Company match or any earnings (including dividend equivalents) on the deferred funds or on the Company match.

Stock Incentive Plans

The Company’s Stock Incentive Plans are designed to provide incentives for long-term positive performance of the executive officers by aligning their interests with those of our stockholders by providing the executive officer the opportunity to participate in the appreciation, if any, in the Company’s stock price which may occur after the date options or restricted stock awards are granted.  Awards of stock options and restricted stock currently are made under our 2012 Equity Incentive Plan, which was approved by stockholders in January 2012. The Sub-Committee administers this plan, determines eligibility and grants awards.

As required by the 2012 Equity Incentive Plan, stock options have an exercise price that is equal to the closing price as of the date of the grant.  We do not coordinate the timing of options and stock awards with the release of material non-public information.

Role of Management

The Committee makes all decisions regarding the compensation of our executive officers.  The Committee has asked the President and CEO to provide, in addition to the comparable market salary data based upon a selected population of comparable financial institutions at both the regional and national levels, reviews of the performance of each NEO except for himself and recommendations for the salaries of each NEO except for himself and any recommendations for stock awards.  Management recommends the target, minimum and maximum performance goals for the Company and the related bonus targets under the STPP to be approved by the Committee.  In addition, management may from time to time recommend changes to the compensation program in response to changes in the marketplace in which the Company competes for executive talent and in light of the absolute performance level of the Company.  The compensation of the CEO is determined by the Committee without prior recommendations from him.  The Committee makes all decisions in light of the information provided and the Committee members’ experience and expectations for all NEOs.

Stockholder “Say on Pay” Vote

Beginning with our annual meeting of stockholders held in February 2011, we are required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) to include a non-binding, advisory “say on pay” vote in our annual meeting proxy statement at least once every three years, and, at least once every six years, a non-binding, advisory vote on the frequency of future say-on-pay votes, with stockholders having the choice of every year, every two years or every three years.   At the February 2011 annual meeting, stockholders cast the most votes in favor of a frequency of every year for future say-on-pay votes.  Our Board of Directors determined, in light of those results, that we will include a say-on-pay vote in our annual meeting proxy materials every year until the next required frequency vote is held (in 2017).  See “Proposal II. Advisory Vote on Executive Compensation.”

At our last annual meeting of stockholders, which was held in January 2013, stockholders approved the compensation of the Company’s executives, as disclosed in the Company’s proxy statement for that meeting, with approximately 96% of the votes cast in favor at the meeting.  The Committee considered the results of this vote in setting the compensation of the NEOs for fiscal 2014.

Perquisites and Other Personal Benefits

For fiscal 2013, no NEO received any perquisites or other personal benefits in excess of $10,000 in the aggregate.

Retirement and Other Benefits

The Company provides an ESOP and a defined contribution plan to all employees who qualify for participation under each plan.  The ESOP provides for the allocation of shares of the Company’s common stock annually among all participants based upon each employee’s qualifying compensation as a percentage of the total of all qualifying compensation for all participants.  Each NEO participates in the ESOP and the defined contribution plan.

The defined contribution plan provides for a match from the Company of $2 for every $1 dollar contributed by each participant based upon the required percentage of base salary as determined by the Board. If the participant does not make his or her required contribution, the Company does not make a contribution to the plan.  For our 2013, 2012 and 2011 fiscal years, the Company match was 0.5% of each participant’s base salary if the participant contributed 50% of this match amount.  Participants in the plan, including NEOs, may make additional contributions to the plan of up to 10.0% of their qualifying compensation.

The Company does not offer any defined benefit plan or post-retirement benefit plan that requires expense to the Company following the termination of employment of any NEO.

The Company provides a life insurance benefit for every employee who works on average more than 20 hours per week.  The benefit is 1.5 times the employee’s base salary with a cap of $500,000 in total death benefit.  Benefits for all employees in excess of $50,000 result in taxable income.  Each of the NEOs participates in this benefit program.

The Company has provided for the purchase of a life insurance annuity for the CEO.  The salary of the CEO has been grossed up for the cost of the annuity and the income tax associated with the resulting imputed taxable income.  The Company has provided this gross up because the Company wished to provide the life insurance annuity benefit to the CEO without him having to bear the associated tax obligation.  The gross up for this benefit is not included in the base salary of the CEO, but is included in the “All Other Compensation” column of the Summary Compensation Table.

In September 2007, the Bank purchased Bank Owned Life Insurance.  Under the terms of the Bank Owned Life Insurance, each insured employee was provided the opportunity to designate a beneficiary to receive a death benefit equal to the insured employee’s base salary as of August 27, 2007 if the insured dies while employed by the Bank.  All NEOs are insured under the Bank Owned Life Insurance and have designated beneficiaries.  Once the NEO’s employment with the Bank terminates, the death benefit to the beneficiary of the NEO terminates as well.

Termination or Change in Control Payments

As noted above under “-Overview of Compensation Program,” the Company does not currently have an employment agreement with any of its NEOs, but the Company entered into agreements with each of the NEOs to provide a severance payment if their employment is terminated within six months before or 24 months after a change in control of the Company.  See “Payments upon Termination or Change in Control.”

The terms of our stock options and restricted stock awards provide for accelerated vesting only in the case of a change in control.  See “Payments upon Termination or Change in Control.”

Stock Ownership Guidelines

In November 2011, the Company’s Board of Directors adopted stock ownership guidelines, effective January 1, 2012, which are applicable to the Company’s directors and executive and senior officers.  It is the Board’s intention to encourage recipients of future equity-based awards to retain ownership of the shares relating to those awards to further align their interests with the interests of the Company’s stockholders.  The guidelines provide as follows:

•
The CEO shall own five times his salary, directors shall own four times their annual fee, executive vice presidents and senior vice presidents shall own three times their salaries and first vice presidents shall own one times their salary, in each case in shares of the Company’s common stock.    Each director and officer shall have five years to attain the ownership guidelines.

•	Shares owned directly or by immediate family members of the director or officer shall be included in determining the amount of common stock owned for purposes of the guidelines.

•	Shares acquired in the ESOP through the reinvestment of dividends shall also be included in determining the amount of common stock owned for purposes of the guidelines.

•
If, at the end of five years, a director or an officer does not comply with the ownership guidelines, he or she shall not receive future awards under the Company’s stock benefit plans until he or she complies with the guidelines.

Other Tax Considerations

Section 162(m) of the Internal Revenue Code limits the corporate federal income tax deduction for compensation paid to a publicly held corporation’s  “covered employees” (defined, per the guidance of the Internal Revenue Service, as the principal executive officer and the three most highly compensated executive officers named in the Summary Compensation Table other than the principal executive officer and the principal financial officer) to $1.0 million per year, to the extent such compensation is not “performance-based compensation” under a plan approved by stockholders.  The Company believes that income recognized by executives upon the exercise of stock options granted by the Sub-Committee under the 2000 Stock Option and Incentive Plan and the 2012 Equity Incentive Plan constitutes “performance-based compensation” that is exempt from the 162(m) limitation.  However, we have in the past awarded, and may in the future award, compensation that causes a portion of one or more of our executive’s total compensation for a particular year to not be tax deductible.  The Committee has reviewed and will continue to review on an ongoing basis our executive compensation programs, and consider proposing modifications to these programs to avoid or minimize any disallowance of tax deductions under Section 162(m), to the extent the Committee believes to be appropriate.  The Committee will balance these considerations against the need to be able to compensate executives in a manner commensurate with performance and the competitive environment for executive talent.

Summary Compensation Table

The following table sets forth information concerning the compensation paid to or earned by the named executive officers for fiscal year 2013:

Name and Principal Position	Year	Salary ($)(3)	Bonus ($)(4)		Stock Awards ($)(5)		Option Awards ($)(6)		Non-Equity Incentive Plan Compensation ($)(7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(8)	Total Compensation ($)

John B. Dicus, Chairman	2013	$555,983	$	---	$	---	$	---	$211,838	$	---	$255,652	$1,023,473
President and Chief Executive	2012	539,865		---		531,186		238,592	297,538		---	176,051	1,783,232
Officer	2011	533,117		---		---		---	261,800		---	200,736	995,653

Kent G. Townsend, Executive	2013	$284,873	$	---	$	---	$	---	$75,320	$	---	$121,906	$482,099
Vice President, Chief	2012	272,308		---		357,300		157,002	108,675		---	78,382	973,667
Financial Officer and Treasurer	2011	247,656		---		---		---	85,920		---	70,710	404,286

R. Joe Aleshire, Former	2013	$248,480	$	---	$	---	$	---	$52,121	$	---	$76,474	$377,075
Executive Vice President for	2012	236,815		---		119,100		40,410	75,734		---	67,955	540,014
Retail Operations(1)	2011	232,867		---		---		---	64,352		---	57,280	354,499

Rick C. Jackson, Executive	2013	$207,389	$	---	$	---	$	---	$55,555	$	---	$93,806	$356,750
Vice President and Chief	2012	197,308		---		202,470		84,187	78,488		---	63,189	625,642
Lending Officer	2011	187,689		---		---		---	64,380		---	57,749	309,818

Carlton A. Ricketts, Executive	2013	$193,044	$	---	$	---	$	---	$51,110	$	---	$78,343	$322,497
Vice President for
Corporate Services(2)

_____________________
(1)	Mr. Aleshire served as an executive officer through his retirement date of September 30, 2013.
(2)	No compensation information is provided for Mr. Ricketts for 2012 or 2011 because he was not a named executive officer for those years.
(3)	For 2013, 2012 and 2011, includes director fees of $24,000 for Mr. Dicus.
(4)	Bonus amounts are reported under the “Non-Equity Incentive Plan Compensation” column.
(5)
The amounts in this column are calculated using the grant date fair values of the awards under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“ASC Topic 718”), based on the number of restricted shares awarded and the fair market value of the Company’s common stock on the date the award was made. The assumptions used in the calculation of this amount are included in Note 10 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 filed with the SEC.

(6)
The amounts in this column are calculated using the grant date fair values of the awards under ASC Topic 718, based on the fair value of the stock option awards, as estimated using the Black-Scholes option-pricing model. The assumptions used in the calculation of these amounts are included in Note 10 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended September 30, 2013 filed with the SEC.

(7)
Represents incentive bonus amounts awarded for performance in fiscal years 2013, 2012 and 2011 under the STPP.  The bonuses for fiscal year 2013 have been approved by the Compensation Committee of the Company’s Board of Directors but will not be paid until January 2014. The bonus amounts include Capitol Federal Savings’s matching contributions under the Company’s DIBP to those named executive officers who elected to defer receipt of a portion of their bonus for fiscal years 2013, 2012 and 2011, as follows:

	2013	2012	2011

John B. Dicus	$42,368	$50,000	$50,000
Kent G. Townsend	$15,064	$21,735	$17,184
R. Joe Aleshire	$ ---	$ ---	$ ---
Rick C. Jackson	$11,111	$15,698	$12,876
Carlton A. Ricketts	$10,222	$ ---	$ ---

The amount deferred, if any, plus the matching contribution on the deferred amount is deemed to be invested in the Company’s common stock through the purchase of phantom stock units.  There will not be any reduction to the payout amount of the phantom stock units if the stock price has depreciated from the beginning of the deemed investment period of the phantom stock units to the end of such period.  Receipt of the matching contribution is contingent on the executive officer remaining employed with the Company for a period of three years following the award of the phantom stock units.  For additional information regarding this plan, see “Non-Qualified Deferred Compensation” below.

(8)
Amounts represent matching contributions under Capitol Federal Savings’s profit sharing plan, values (based on the closing price of the Company’s common stock on September 30, 2013 of $12.43) of allocations under the ESOP, term life insurance premiums, earnings (in the form of Company stock price appreciation (depreciation) and dividend equivalents during the last fiscal year) accrued by the Company on outstanding phantom stock units awarded under the DIBP and dividends paid on unvested shares of restricted stock.  For 2013, these include $1,250, $71,825, $840, $55,029 and $42,091 for Mr. Dicus; $1,250, $71,825, $714, $19,804 and $28,313 for Mr. Townsend; $1,219, $70,015, $615, $0 and $4,625 for Mr. Aleshire; $1,035, $59,449, $522, $12,737 and $20,063 for Mr. Jackson; and $960, $55,139, $452, $5,748 and $16,044 for Mr. Ricketts.  For Mr. Dicus, also includes premium on universal life insurance policy of $66,376 and the amount reimbursed for all or part of the tax liability resulting from the payment of such premium of $18,241.

Grants of Plan-Based Awards

								All Other Stock Awards: Number	All Other Option Awards: Number of	Exercise	Grant Date Fair Value of
	Estimated Possible Payouts Under				Estimated Future Payouts Under			Shares	Securities	Price of	Stock
	Non-Equity Incentive Plan Awards(1)				Equity Incentive Plan Awards			of Stock	Underlying	Option	and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	or Units (#)	Options (#)	Awards ($/Sh)	Option Awards
John B. Dicus	n/a	$63,000	$189,000	$315,000	---	---	---	---	---	---	---

Kent G. Townsend	n/a	$22,400	$67,200	$112,000	---	---	---	---	---	---	---

R. Joe Aleshire	n/a	$19,376	$58,128	$96,880	---	---	---	---	---	---	---

Rick C. Jackson	n/a	$16,400	$49,200	$82,000	---	---	---	---	---	---	---

Carlton A. Ricketts	n/a	$15,200	$45,600	$76,000	---	---	---	---	---	---	---
       _____________________
(1)
For each named executive officer, represents the threshold (i.e. lowest), target and maximum amounts that were potentially payable for fiscal year 2013 under the Company’s STPP.  The actual amounts earned under these awards for fiscal year 2013 are reflected in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.  For additional information regarding the STPP, see “Compensation Discussion and Analysis—Bonus Incentive Plans.”

As noted under “Compensation Discussion and Analysis,” none of the named executive officers have an employment agreement with us, but the Company entered into agreements with each of the named executive officers to provide a severance payment if their employment is terminated within six months before or 24 months after a change in control of the Company.  See “Payments upon Termination or Change in Control.”

Outstanding Equity Awards at September 30, 2013

The following table provides information regarding the unexercised stock options and stock awards held by each of the named executive officers as of September 30, 2013.  All share and per share amounts have been adjusted for the Conversion Exchange Ratio.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

John B. Dicus	8,396	(1)	25,188	(1)	---	$11.91	05/14/2022	33,450	(13)	$415,784	12,594	(17)	$34,571	(17)
	25,029	(2)	75,087	(2)	---	$11.91	05/14/2027	---		---	12,998	(18)	27,491	(18)
	---		---		---			---		---	12,831	(19)	12,382	(19)
Total	33,425		100,275		---			33,450		$415,784	38,423		$74,444

Kent G. Townsend	13,360	(3)	---		---	$14.96	08/23/2015	22,500	(14)	$279,675	4,309	(17)	$11,829	(17)
	13,804	(4)	---		---	$14.96	08/23/2020	---		---	4,467	(18)	9,448	(18)
	8,396	(1)	25,188	(1)	---	$11.91	05/14/2022	---		---	5,577	(19)	5,382	(19)
	14,104	(5)	42,312	(5)	---	$11.91	05/14/2027	---		---	---		---
Total	49,664		67,500		---			22,500		$279,675	14,353		$26,659

R. Joe Aleshire	16,792	(6)	---		---	$11.91	05/14/2022	---		---	---		---
	13,208	(7)	---		---	$11.91	05/14/2027	---		---	---		---
Total	30,000		---		---			---		---	---		---

Rick C. Jackson	27,704	(8)	6,926	(8)	---	$14.43	01/26/2020	2,265	(15)	$28,154	2,542	(17)	$6,978	(17)
	44,728	(9)	11,182	(9)	---	$14.43	01/26/2025	12,750	(16)	158,483	3,347	(18)	7,079	(18)
	8,396	(1)	25,188	(1)	---	$11.91	05/14/2022	---		---	4,028	(19)	3,887	(19)
	4,354	(10)	13,062	(10)	---	$11.91	05/14/2027	---		---	---		---
Total	85,182		56,358		---			15,015		$186,637	9,917		$17,944

Carlton A. Ricketts	28,295	(11)	---		---	$14.19	10/19/2017	12,750	(16)	$158,483	1,261	(17)	$3,462	(17)
	8,396	(1)	25,188	(1)	---	$11.91	05/14/2022	---		---	1,276	(18)	2,699	(18)
	4,354	(12)	13,062	(12)	---	$11.91	05/14/2027	---		---	1,818	(19)	1,754	(19)
Total	41,045		38,250		---			12,750		$158,483	4,355		$7,915

_______________
(1)	Represents option having the following vesting schedule: 8,396 shares on each of January 10, 2013, 2014, 2015 and 2016.
(2)	Represents option having the following vesting schedule: 25,029 shares on each of January 10, 2013, 2014, 2015 and 2016.
(3)	Represents remaining unexercised portion of option having the following vesting schedule: approximately 6,680 shares on each of August 23, 2006, 2007, 2008, 2009 and 2010.
(4)	Represents remaining unexercised portion of option having the following vesting schedule: approximately 6,902 shares on each of August 23, 2006, 2007, 2008, 2009 and 2010.
(5)	Represents option having the following vesting schedule: 14,104 shares on each of January 10, 2013, 2014, 2015 and 2016.
(6)	Represents option having the following vesting schedule: 8,396 shares on May 14, 2012 and 8,396 shares on May 14, 2013.
(7)	Represents option having the following vesting schedule: 6,604 shares on May 14, 2012 and 6,604 shares on May 14, 2013.
(8)	Represents option having the following vesting schedule: approximately 6,926 shares on each of January 26, 2010, 2011, 2012, 2013 and 2014.
(9)	Represents option having the following vesting schedule: approximately 11,182 shares on each of January 26, 2010, 2011, 2012, 2013 and 2014.
(10)	Represents option having the following vesting schedule: 4,354 shares on each of January 10, 2013, 2014, 2015 and 2016.
(11)	Represents option having the following vesting schedule: 5,659 shares on each of October 19, 2007, 2008, 2009, 2010 and 2011.
(12)	Represents option having the following vesting schedule: 4,354 shares on each of January 10, 2013, 2014, 2015 and 2016.
(13)	Represents unvested portion of restricted stock grant on May 14, 2012 having the following vesting schedule: 11,150 shares on each of January 10, 2013, 2014, 2015 and 2016.
(14)	Represents unvested portion of restricted stock grant on May 14, 2012 having the following vesting schedule: 7,500 shares on each of January 10, 2013, 2014, 2015 and 2016.
(15)	Represents unvested portion of restricted stock grant on January 26, 2010 having the following vesting schedule: approximately 2,263 shares on each of January 26, 2010, 2011, 2012, 2013 and 2014.

(16)	Represents unvested portion of restricted stock grant on May 14, 2012 having the following vesting schedule: 4,250 shares on each of January 10, 2013, 2014, 2015 and 2016.
(17)
Represents phantom stock award under Company’s DIBP as a result of deferring the named executive officer’s annual bonus for fiscal year 2010 under the Company’s STPP.  The number of phantom stock units was determined by the portion of the bonus deferred plus the Company’s 50% match thereon, divided by the Company’s stock price on December 31, 2010.  The phantom stock award will be paid in cash by the second business day following the regularly scheduled board meeting in January 2014, in an amount equal to the appreciation, if any, in the Company’s stock price from December 31, 2010 to December 31, 2013, plus the amount of dividend equivalents credited during that period.  The payout value shown in the far right column represents the stock price appreciation from December 31, 2010 through September 30, 2013, plus the amount of dividend equivalents credited during that period.  See “Non-Qualified Deferred Compensation” below.

(18)
Represents phantom stock award under Company’s DIBP as a result of deferring the named executive officer’s annual bonus for fiscal year 2011 under the Company’s STPP.  The number of phantom stock units was determined by the portion of the bonus deferred plus the Company’s 50% match thereon, divided by the Company’s stock price on December 31, 2011.  The phantom stock award will be paid in cash by the second business day following the regularly scheduled board meeting in January 2015, in an amount equal to the appreciation, if any, in the Company’s stock price from December 31, 2011 to December 31, 2014, plus the amount of dividend equivalents credited during that period.  The payout value shown in the far right column represents the stock price appreciation from December 31, 2011 through September 30, 2013, plus the amount of dividend equivalents credited during that period.  See “Non-Qualified Deferred Compensation” below.

(19)
Represents phantom stock award under Company’s DIBP as a result of deferring the named executive officer’s annual bonus for fiscal year 2012 under the Company’s STPP.  The number of phantom stock units was determined by the portion of the bonus deferred plus the Company’s 50% match thereon, divided by the Company’s stock price on December 31, 2012.  The phantom stock award will be paid in cash by the second business day following the regularly scheduled board meeting in January 2016, in an amount equal to the appreciation, if any, in the Company’s stock price from December 31, 2012 to December 31, 2015, plus the amount of dividend equivalents credited during that period.  The payout value shown in the far right column represents the stock price appreciation from December 31, 2012 through September 30, 2013, plus the amount of dividend equivalents credited during that period.  See “Non-Qualified Deferred Compensation” below.

Option Exercises and Stock Vested

The following table sets forth information about stock options exercised and shares of restricted stock that vested during the fiscal year ended September 30, 2013 with respect to each named executive officer:

	Option Awards			Stock Award
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

John B. Dicus	---	$	---	11,150	$132,239
Kent G. Townsend	---	$	---	7,500	$88,950
R. Joe Aleshire	---	$	---	5,000	$60,000
Rick C. Jackson	---	$	---	6,513	$77,267
Carlton A. Ricketts	---	$	---	4,250	$50,405
_____________________
(1)	Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.
(2)	Represents the value realized upon vesting of restricted stock award, based on the market value of the shares on the vesting date.

Non-Qualified Deferred Compensation

The following table sets forth information about compensation payable to each named executive officer under the Company’s DIBP.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
Name	in Last FY(1)	in Last FY(2)	in Last FY (3)	Distributions(4)	at Last FYE

John B. Dicus	$100,000	$50,000	$55,029	$109,750	$461,943
Kent G. Townsend	$43,470	$21,735	$19,804	$33,248	$169,849
R. Joe Aleshire	$ ---	$ ---	$ ---	$ ---	$ ---
Rick C. Jackson	$31,396	$15,698	$12,737	$4,237	$115,967
Carlton A. Ricketts	$14,171	$7,086	$5,748	$5,798	$51,692
_______________
(1)
Represents portion of bonus for fiscal year 2012 (otherwise payable in fiscal year 2013) under the STPP deferred by the named executive officer.  For each named executive officer other than Mr. Ricketts, this amount was previously reported as compensation for fiscal year 2012.

(2)
Represents match by Capitol Federal Savings on portion of bonus for fiscal year 2012 (otherwise payable in fiscal year 2013) under the STPP deferred by the named executive officer.  For each named executive officer, the match by Capitol Federal Savings was 50% of the amount deferred, which, for each named executive officer other than Mr. Ricketts, was previously reported as compensation for fiscal year 2012.  The named executive officer was awarded phantom stock units under the DIBP in an amount equal to the bonus amount deferred plus the match, divided by the closing price of the Company’s common stock on December 31, 2012.

(3)
Represents stock price appreciation (depreciation) and dividend equivalents on phantom stock units from deferrals (and matches thereon) of STPP bonuses for fiscal year 2012 and prior years.  This amount is reported as compensation for fiscal year 2013 under the “All Other Compensation” column of the Summary Compensation Table.  As noted below, there will not be any reduction to the payout amount of the phantom stock units if the stock price has depreciated from the beginning of the deemed investment period of the phantom stock units to the end of such period.

(4)
Represents cash payout during fiscal year 2013 of phantom stock units for deferral (and 50% match thereon) of the STPP bonus for fiscal year 2009. The payout was comprised of appreciation in the Company’s stock price from December 31, 2009 through December 31, 2012 plus dividend equivalents credited during that period.

Under the DIBP, a participating NEO may defer from $2,000 to as much as 50% (up to a maximum of $100,000) of their award under the STPP, which is typically made in the January following the end of the fiscal year for which the STPP award is earned.  The total amount deferred plus a 50% match by Capitol Federal Savings is deemed to be invested, in the form of phantom stock units, in Company common stock as of December 31st in the year prior to the STPP award at the closing price on that date (e.g., December 31, 2013, in the case of the STPP award for fiscal year 2013 paid in January 2014).  On the third anniversary date (e.g., December 31, 2016, in the case of the award for fiscal year 2013), the phantom stock units are deemed sold and each participant will receive shortly thereafter a cash payment equal to the amount deferred, the company match, the dividend equivalents paid on Company common stock during the three-year period, plus the appreciation, if any, of Company common stock.   There will not be any reduction to the amount of the cash payment if the deemed investment in Company common stock has depreciated in value from the beginning of the deemed investment period to the end of such period.  The payment of these benefits (except for the amount deferred) is subject to the participant’s continued employment through the end of the deferral period.

Payments upon Termination or Change in Control

As noted above, the Company does not currently have employment agreements with any of the named executive officers or any other employees.  The Company has, however, entered into change in control severance agreements with each of the NEOs.  Each agreement entitles the executive to a severance payment if, within six months before or 24 months after a change in control of the Company, the executive’s employment is terminated by the Company without cause, is terminated as a result of the executive’s death, disability or retirement or is terminated by the executive for “good reason.”  The Company believes that these agreements will help incentivize the executives to continue their employment with the Company amid the uncertainty that may arise in the event of a change in control.

The amount of the severance payment under each change in control severance agreement is 2.99 times the executive’s average annual W-2 compensation during the five full calendar years prior to the date of termination of employment.  If their employment had been terminated as of September 30, 2013 (the last business day of fiscal year

2013) under circumstances entitling them to severance payments under their change in control severance agreements, the amounts of the payments to Messrs. Dicus, Townsend, Aleshire, Jackson and Ricketts would have been approximately $2.9 million, $986 thousand, $1.1 million, $591 thousand and $546 thousand, respectively.  The agreements provide that severance and other payments that are subject to a change in control will be reduced as much as necessary to ensure that no amounts payable to the executive will be considered excess parachute payments under Section 280G of the Internal Revenue Code.

Under the general terms of stock options granted under the Company’s 2012 Equity Incentive Plan and 2000 Stock Option and Incentive Plan and restricted stock granted under the Company’s 2012 Equity Incentive Plan and 2000 Recognition and Retention Plan, upon the occurrence of a change in control of the Company, all unvested stock options and unvested shares of restricted stock will vest.  As of September 30, 2013, the unvested stock options and unvested shares of restricted stock held by each of the NEOs other than Mr. Aleshire (who did not hold any unvested options or unvested shares of restricted stock as of September 30, 2013) were as follows: Mr. Dicus – options to purchase 100,275 shares at an exercise price of $11.91 per share and 33,450 unvested shares of restricted stock; Mr. Townsend – options to purchase 67,500 shares at an exercise price of $11.91 per share and 22,500 unvested shares of restricted stock; Mr. Aleshire – no unvested options and no unvested shares of restricted stock; Mr. Jackson – options to purchase 38,250 shares at an exercise price of $11.91 per share, options to purchase 18,108 shares at an exercise price of $14.43 per share and 15,105 unvested shares of restricted stock and Mr. Ricketts – options to purchase 38,250 shares at an exercise price of $11.91 per share and 12,750 unvested shares of restricted stock.  If a change in control of the Company had occurred on September 30, 2013, the aggregate values that would have been realized by Messrs. Dicus, Townsend, Jackson and Ricketts as a result of the acceleration of the vesting of their unvested stock options and unvested shares of restricted stock, respectively based on the closing price of the Company’s common stock on that date of $12.43 and the exercise prices of their unvested stock options, are as follows: Mr. Dicus - $52,143 and $415,784; Mr. Townsend - $35,100 and $279,675; Mr. Jackson - $19,890 and $186,637; and Mr. Ricketts - $19,890 and $158,483.

The Company’s STPP provides that if, within two years following a change in control of the Company, a participant’s employment is terminated other than due to death, disability, retirement, cause or resignation by the participant (other than resignation due to reassignment to a job that is not reasonably equivalent in responsibility or compensation, or that is not in the same geographic area, or resignation within 30 days following a reduction in pay), then the participant will be paid a pro rata award for the performance year in which his or her termination of employment occurs, with the award amount determined assuming all individual and corporate performance targets have been met.  Had any of Messrs. Dicus, Townsend, Aleshire, Jackson or Ricketts experienced such a termination of employment on September 30, 2013, they would have been entitled to the regular bonus earned for the year, rather than a pro rata award with assumed maximum achievement of performance targets, since the performance period for the year actually ended on that date.  The bonus amounts for fiscal year 2013 are set forth in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

The Company’s DIBP provides that if, within two years following a change in control of the Company, a participant’s employment is terminated other than due to death, disability, retirement, cause or resignation by the participant (other than resignation due to reassignment to a job that is not reasonably equivalent in responsibility or compensation, or that is not in the same geographic area, or resignation within 30 days following a reduction in pay), then the participant will become fully vested in his or her plan account, which shall be paid to him or her within 90 days after the termination date.  If Messrs. Dicus, Townsend, Aleshire, Jackson or Ricketts had experienced such a termination of employment on September 30, 2013, the amounts of their DIBP accounts that would have vested and been payable within 90 days would have been $461,943, $169,849, $0, $115,967 and $51,692, respectively.

As discussed under “Compensation Discussion and Analysis—Retirement and Other Benefits,” in September 2007 the Bank purchased Bank Owned Life Insurance.  Under the terms of the Bank Owned Life Insurance, each insured employee was provided the opportunity to designate a beneficiary to receive a death benefit equal to the insured employee’s base salary as of August 27, 2007 if the insured dies while employed by the Bank.  All NEOs are insured under the Bank Owned Life Insurance and have designated beneficiaries.  Had Messrs. Dicus, Townsend, Aleshire, Jackson or Ricketts died on September 30, 2013, the death benefit payable would have been $489,000, $210,000, $214,000, $94,000 and $130,000, respectively.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained above with management and, based on such review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report is furnished by the Compensation Committee of the Company’s Board of Directors:

Jeffrey R. Thompson (Chairman)
Morris J. Huey, II
Jeffrey M. Johnson
Michael T. McCoy, M.D.
James G. Morris
Reginald L. Robinson
Marilyn S. Ward

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the Company’s common stock to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the SEC.  Specific due dates for these reports have been established by the SEC, and the Company is required to disclose in this proxy statement any late filings or failures to file.

The Company believes that, based solely on a review of the copies of such reports furnished to it and written representations that no other reports were required during the fiscal year ended September 30, 2013 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with during fiscal year 2013, except for the inadvertent failures by Michael T. McCoy to timely file one Form 4 to report one transaction, by Rick C. Jackson to timely file one Form 4 to report two transactions, by each of John B. Dicus and Kent G. Townsend to timely file two Form 4s to report three transactions and by James G. Morris to timely file five Form 4s to report five transactions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company’s compensation plans and matters are administered by the Stock Benefit Committee and the Compensation Committee.  The Stock Benefit Committee is currently comprised of Directors Johnson (Chairperson), McCoy, Morris, Robinson, Thompson and Ward.  The Compensation Committee is currently comprised of Directors Thompson (Chairperson), Huey, Johnson, McCoy, Morris, Robinson and Ward.  Director Huey is a former officer of the Company.

CERTAIN TRANSACTIONS

The charter of the Audit Committee of the Company’s Board of Directors provides that the Audit Committee is to review and approve all related party transactions (defined as transactions requiring disclosure under Item 404 of SEC Regulation S-K) on a regular basis.

Capitol Federal Savings has followed a policy of granting loans to officers and directors.  These loans are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features.

All loans that Capitol Federal Savings makes to directors and executive officers are subject to regulations of the Office of the Comptroller of the Currency restricting loans and other transactions with affiliated persons of Capitol Federal Savings.  Loans to all directors and executive officers and their associates totaled approximately

$3.5 million at September 30, 2013, which was approximately 0.22% of our consolidated equity at that date.  All loans to directors and executive officers were performing in accordance with their terms at September 30, 2013.

John C. Dicus, the father of John B. Dicus, the Company’s Chairman and Chief Executive Officer, retired as Chairman in January 2009.  Mr. John C. Dicus has continued to work for the Company as a non-executive employee and serves as Chairman Emeritus.  For the fiscal year ended September 30, 2013, Mr. John C. Dicus received a salary of $150,000, fees for serving as Chairman Emeritus of $24,000, matching contributions under Capitol Federal Savings’ Profit Sharing Plan of $750 and an ESOP allocation with a value (based on the closing price of the Company’s common stock on September 30, 2013 of $12.43) of $43,095.  The Company also paid a term life insurance premium on behalf of Mr. John C. Dicus of $194.  In addition, pursuant to a life insurance annuity purchased by the Bank on his behalf in 1974, Mr. John C. Dicus (or his heirs) will become entitled to receive upon his retirement a 20-year monthly benefit of approximately $2,083.  The Bank no longer accrues expense for this benefit.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 30, 2013 with management.  The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent auditors, the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees.

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence as currently in effect and discussed with Deloitte & Touche LLP their independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013, for filing with the SEC.

The foregoing report is furnished by the Audit Committee of the Company’s Board of Directors.

Marilyn S. Ward (Chairperson)
Jeffrey M. Johnson
Morris J. Huey, II
Michael T. McCoy
James G. Morris
Reginald L. Robinson
Jeffrey R. Thompson

PROPOSAL II

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, we are including in this proxy statement and will present at the annual meeting a non-binding stockholder vote to approve the compensation of our executives, as described in the proxy statement pursuant to the compensation disclosure rules of the SEC.  This proposal, commonly known as a “say on pay” vote, gives stockholders the opportunity to endorse or not endorse the compensation of the Company’s executives as disclosed in this proxy statement.  This proposal will be presented at the annual meeting as a resolution in substantially the following form:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the annual meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

This vote will not be binding on the Company’s Board of Directors and may not be construed as overruling a decision by the Board or creating or implying any change to the fiduciary duties of the Board.  Nor will it affect any compensation previously paid or awarded to any executive.  The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The Dodd-Frank Act requires that we include a “say on pay” vote in our annual meeting proxy statement at least once every three years, and that at least once every six years we hold a non-binding, advisory vote on the frequency of future say-on-pay votes, with stockholders having the choice of every year, every two years or every three years. We held our first frequency vote at our annual meeting of stockholders held in February 2011, and the most votes were received for a frequency of every year.  Our Board of Directors determined, in light of those results, that we will include a say-on-pay vote in our annual meeting proxy materials every year until the next required frequency vote is held (in 2017).

The purpose of our compensation programs is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of stockholder value.  The Board of Directors believes that our compensation programs achieve this objective, and therefore recommends that stockholders vote “FOR” this proposal.

PROPOSAL III

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Company’s Board of Directors has renewed the Company’s arrangement for Deloitte & Touche LLP to be the Company’s independent auditors for the fiscal year ending September 30, 2014, subject to the ratification of that appointment by the Company’s stockholders at the annual meeting.  A representative of Deloitte & Touche LLP is expected to attend the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

For the fiscal years ended September 30, 2013 and 2012, Deloitte & Touche LLP provided various audit and non-audit services to the Company. Set forth below are the aggregate fees billed for these services:

(a)
Audit Fees: Aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements, for the audit pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, for the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, for statutory and regulatory audits and for consents: $932,000 – 2013; $890,000 – 2012.

(b)	Audit Related Fees: Aggregate fees billed for professional services rendered related to agreed-upon procedures engagements: $38,000 – 2013; $33,500 – 2012.

(c)	Tax Fees: Aggregate fees billed for professional services rendered related to tax return preparation and tax consultations: $146,242 – 2013; $117,753 – 2012.

(d)	All other fees: Aggregate fees billed for all other professional services, consisting of: $4,878 – 2013; $12,000 – 2012.

The Audit Committee generally pre-approves all audit and permissible non-audit services to be provided by the independent auditors.  The Audit Committee has, however, delegated authority to the chairperson of the Audit Committee to pre-approve services not pre-approved by the Audit Committee, provided such action is reported to the Audit Committee at its next meeting.   None of the services provided by Deloitte & Touche LLP described in items (a)-(d) above was approved by the Audit Committee pursuant to a waiver of the pre-approval requirements of the SEC’s rules and regulations.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending September 30, 2014.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the Company’s proxy materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at the meeting must be received at the Company’s executive office at 700 S. Kansas Avenue, Topeka, Kansas 66603 no later than August 22, 2014.  All stockholder proposals submitted for inclusion in the Company’s proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and, as with any stockholder proposal (regardless of whether included in the Company’s proxy materials), the Company’s charter and bylaws.

In addition to the deadline and other requirements referred to above for submitting a stockholder proposal to be included in the Company’s proxy materials for its next annual meeting of stockholders, the Company’s bylaws require a separate notification to be made in order for a stockholder proposal to be eligible for presentation at the meeting, regardless of whether the proposal is included in the Company’s proxy materials for the meeting.  In order to be eligible for presentation at the Company’s next annual meeting of stockholders, written notice of a stockholder proposal containing the information specified in Article I, Section 6 of the Company’s bylaws must be received by the Secretary of the Company not earlier than the close of business on September 23, 2014 and not later than the close of business on October 23, 2014.  If, however, the date of the next annual meeting is before January 1, 2015 or after March 22, 2015, the notice of the stockholder proposal must instead be received by the Company’s Secretary not earlier than the close of business on the 120th day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or otherwise transmitted or the day on which public announcement of the date of the next annual meeting is first made by the Company.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement.  However, if any other matters should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

ADDITIONAL INFORMATION

The Company will pay the costs of soliciting proxies.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock.  In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by facsimile, telephone or other means, without additional compensation.

0

## REVOCABLE PROXY

# CAPITOL FEDERAL FINANCIAL, INC.

**ANNUAL MEETING OF STOCKHOLDERS**
**January 21, 2014**

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**

The undersigned hereby appoints the members of the Board of Directors of Capitol Federal Financial, Inc., and its survivor, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Capitol Federal Financial, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders, to be held on January 21, 2014 at the Bradbury Thompson Center, 1700 S.W. Jewell, located on the Washburn University Campus, in Topeka, Kansas at 10:00 a.m. local time, and at any and all adjournments or postponements thereof, as follows:

**THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES NAMED HEREIN, "FOR" THE ADVISORY VOTE ON EXECUTIVE COMPENSATION AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE BOARD OF DIRECTORS IN ITS BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.**

**(Continued and to be signed on the reverse side)**

14475

ANNUAL MEETING OF STOCKHOLDERS OF

# CAPITOL FEDERAL FINANCIAL, INC.

January 21, 2014

## PROXY VOTING INSTRUCTIONS

**INTERNET** - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

**TELEPHONE** - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

**MAIL** - Sign, date and mail your proxy card in the envelope provided as soon as possible.

**IN PERSON** - You may vote your shares in person by attending the Annual Meeting.

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| COMPANY NUMBER | |
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**NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL**: The Notice of Meeting, Proxy Statement and Annual Report to Stockholders are available at http://ir.capfed.com/docs.aspx?iid=4044379

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20330300000000000000 3 012114

**The Board of Directors recommends a vote "FOR" the election of all nominees named herein, "FOR" the advisory vote on executive compensation and "FOR" the ratification of the appointment of Deloitte & Touche LLP.**

**PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒**

I. Election of Directors: (for three-year terms)

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instruction below)

INSTRUCTIONS: To withhold authority to vote for one or more nominees but not all nominees, mark "FOR ALL EXCEPT" and fill in the circle next to each nominee for whom you wish to withhold authority to vote, as shown here: ●

In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt from Capitol Federal Financial, Inc., prior to the execution of this Proxy, of Notice of the Annual Meeting of Stockholders, a Proxy Statement and an Annual Report to Stockholders for the fiscal year ended September 30, 2013

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.